Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-234406) on Form S-3 and (Nos 333-62829, 333-161158 and 333-232207) on Form S-8 of our reports dated February 22, 2022, with respect to the consolidated financial statements of OneSpan Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Chicago, Illinois

February 22, 2022